Exhibit 10.2(P)

[Yahoo! Inc. Letterhead]

                    , 2013

[Name of Executive Officer]

c/o Yahoo! Inc.

701 First Avenue

Sunnyvale, CA

Re:     Amendment of Outstanding Restricted Stock Unit Awards

Dear             :

You currently have outstanding restricted stock unit awards (“RSU Awards”) under the Yahoo! Inc. 1995 Stock Plan (the “Plan”). This letter is to notify you that all of the Restricted Stock Unit Award Agreements (“Award Agreements”) evidencing your outstanding RSU Awards are hereby being amended to allow you, unless and until otherwise provided by the Administrator of the Plan, to elect in advance whether the Company’s tax withholding obligations upon the vesting of your RSU Awards will be satisfied by (1) you making a payment in cash to Yahoo! Inc. (“Yahoo”), or (2) Yahoo reducing the number of shares otherwise payable to you upon vesting as currently provided in the Award Agreements (“Net Share Settlement”). If you do not make an election, you will be deemed to have elected Net Share Settlement. All elections must be made using the election form attached as Annex A hereto and in accordance with the terms of the election form.

This letter agreement does not modify any other terms of your Award Agreements.

Sincerely,

Yahoo! Inc. Jacqueline D. Reses Chief Development Officer

ANNEX A

YAHOO! INC. 1995 STOCK PLAN

TAX WITHHOLDING ELECTION FORM

Executive:
(Print Full Name)

You may elect the method you wish to use to satisfy the tax withholding obligations of Yahoo! Inc. (the “Company”) in connection with the vesting of your restricted stock unit awards (“RSU Awards”) granted to you by the Company by completing and returning this form. If you do not make an election, any tax withholding obligations of the Company in connection your RSU Awards will be satisfied by Net Share Settlement as described below.

You may not make or change your tax withholding election during any period when you are subject to a regular quarterly blackout period under the Company’s Insider Trading Policy or any special blackout period. Once this election form is delivered, your election will remain effective until changed by you.

I, the Executive named above, hereby make the election set forth below.

Election of RSU Award Tax Withholding Method

Check and initial one of the following options.

☐	I elect to satisfy the tax withholding obligations with respect to all future vestings of my RSU Awards by means of a payment of cash to the Company. I understand that each payment must be received by the Company no later than three business days prior to the applicable vesting date of a time based RSU Award or the performance determination date of a performance based RSU Award, and I hereby acknowledge and agree that I will timely make each such payment to the Company. I understand that if I fail to make such payment in a timely manner, the Company may satisfy its tax withholding obligations by Net Share Settlement as described below, retaining salary or other amounts payable to me by the Company, and/or delaying the payment of my shares until the obligations are satisfied (but in all cases payment will be made within the time period specified in the RSU Award).

☐	I elect to satisfy the tax withholding obligations with respect to all future vestings of my RSU Awards by having the number of shares otherwise payable to me pursuant to the applicable RSU Award reduced by a number of shares with a value equal to the minimum amount the Company determines it is required to withhold under applicable tax laws (“Net Share Settlement”).

I have read and understand this form and I agree to be bound by the elections set forth herein. I understand and agree that my election may be changed only by filing a new form with the Company in accordance with the terms hereof.

(Signature of Participant)	(Date)